Exhibit 5.1

[Letterhead of Parker Poe Adams & Bernstein LLP]

September 18, 2014

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, NC 28210

Re: Piedmont Natural Gas Company, Inc. 4.10% Senior Notes due 2034

Ladies and Gentlemen:

We have acted as counsel to Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Company”), in connection with the Company’s issuance and sale (the “Transaction”) of $250,000,000 aggregate principal amount of 4.10% Senior Notes due 2034 (the “Senior Notes”) pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-196561) filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2014 (the “Registration Statement”), including the base prospectus contained therein and the prospectus supplement dated September 15, 2014 (together, the “Prospectus”).

The Senior Notes will be issued under an Indenture (as heretofore supplemented, the “Basic Indenture”), dated as of April 1, 1993, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to Citibank, N.A.) as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated September 18, 2014, establishing the form, terms and other provisions of the Senior Notes (the “Supplemental Indenture” and together with the Basic Indenture, the “Indenture”). The Senior Notes will be sold by the Company pursuant to the Underwriting Agreement, dated September 15, 2014, among the Company, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”)

This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, we have reviewed:

(a)	the Registration Statement, including all exhibits filed thereto;

(b)	the Prospectus;

(c)	an executed conformed copy of the Basic Indenture;

(d)	an executed original of the Supplemental Indenture;

(e)	the form of the Senior Notes;

(f)	an executed original of the Underwriting Agreement;

(g)	the Articles of Incorporation of the Company, as amended to date;

(h)	the Bylaws of the Company, as amended to date;

Piedmont Natural Gas Company, Inc.

September 18, 2014

(i)	the Certificate of Existence of the Company, dated as of September 18, 2014; and

(j)	Resolutions of the Board of Directors of the Company adopted on October 16, 2013.

We have also reviewed such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina and the State of New York, and no opinion is expressed herein as to the laws of any other jurisdiction. Without limiting the generality of the foregoing, we express no opinion with respect to state securities or “Blue Sky” laws. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the Transaction or both.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that when the Senior Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Transaction, then the Senior Notes will constitute valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity, regardless of whether the application of such principles is considered in a proceeding in equity or at law.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We understand that we may be referred to as counsel who has passed upon the legality of the Senior Notes on behalf of the Company in the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto. The filing of this consent shall not be deemed an admission that we are an expert within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP

RDH/JDT/EWW